EXHIBIT 10.31

TERADYNE, INC.

AMENDMENT NO. 1 TO DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

May 22, 2003

Effective as of March 1, 2003, the Teradyne, Inc. Deferral Plan for Non-Employee Directors (the “Plan”) is hereby amended as follows:

1.	The first sentence of Section 1 is hereby deleted in its entirety and replaced with the following:

“All Non-employee Directors of the Company who are eligible to participate in the Company’s 1997 Employee Stock Option Plan (the “1997 Plan”) are eligible to participate in this Plan.”

2.	The last sentence of Section 5 is hereby deleted in its entirety and replaced with the following:

“Shares delivered on any payment date shall be authorized pursuant to and issued in accordance with the terms of the 1997 Plan.”

In all other respects the Plan is hereby affirmed and shall remain in full force and effect.

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TERADYNE, INC.

By: /s/ George W. Chamillard

Name: George W. Chamillard

Title: Chairman & Chief Executive Officer

Teradyne, Inc.

Deferral Plan for Non-Employee Directors

WHEREAS, Teradyne, Inc. (the “Company”) is desirous of offering its Non-employee Directors the option of deferring the receipt of their retainers and any and all other applicable compensation and fees.

NOW, THEREFORE, the Company hereby adopts the Teradyne, Inc. Deferral Plan for Non-employee Directors (the “Plan”) as set forth below effective January 1, 2001.

1.	Eligibility

All Non-employee Directors of the Company are eligible to participate in this Plan. If a subsidiary wishes to participate in the Plan, the Board of Directors of the subsidiary shall adopt a resolution authorizing participation by the subsidiary in the Plan.

2.	Participation

Each Non-employee Director may elect or defer, on a year by year basis, the receipt of 100% of his or her retainer and any and all other fees and compensation related to the position as a Non-employee Director that would otherwise be payable to the Non-employee Director for a Plan Year.

Each Non-employee Director who elects to participate in this Plan for any Plan Year must complete a Deferral Election Form no later than the December 1 prior to the first day of such Plan Year. For the first Plan Year, Non-employee Directors who elect to participate must complete a Deferral Election Form as soon as administratively possible prior to December 15, 2000. Such annual elections are irrevocable with respect to the Plan Year to which they relate.

Non-employee Directors who do not timely complete a Deferral Election Form for any Plan Year shall not be allowed to participate herein for such Plan Year and shall receive the retainer and any and all other applicable compensation and fees to which they become entitled during such Plan Year with respect to their position as a Non-Employee Director in accordance with the Company’s customary practices.

3.	Administration

Deferral amounts shall, as elected annually by the Non-employee Director, be invested in one of the following:

a.	A notional cash account credited with interest for each Plan Year or portion thereof based upon the 10 year Treasury Note interest rate in effect on the first day of such Plan Year.

b.	A deferred stock unit (DSU) account in which deferrals will be deemed to be invested in common stock of the Company based on its fair market value on the date such deferrals are contributed to the Plan and any deemed dividends declared thereon shall be deemed to be invested in common stock of the Company based on its fair market value on the date such dividends are declared.

Deferral amounts will be deemed to have been contributed to the Plan on the day such amounts would have been payable to the Non-employee Director in accordance with the Company’s customary practices, but for his irrevocable election to defer payment.

4.	Voting and Divided Rights

No Participant shall be entitled to any voting rights or to receive any dividends with respect to any amounts deferred to the DSU account.

5.	Distributions

The value of the amounts deferred shall be distributed in a single payment within 90 days of the date the Non-employee Director no longer serves as such.

Amounts credited to a Participant’s notional cash account are distributable only in cash.

Amounts credited to a Participant’s DSU account are distributable in the common stock of the Company. Any fractional shares in the DSU account, however, are distributable in cash at the Company’s discretion based upon the fair market value of the Company’s common stock, on the date of payment. Shares delivered on any payment date may be either Treasury shares or authorized and unissued shares or both.

6.	Amendments and Terminations

The Board of Directors may amend or terminate this Plan at any time provided that no such action shall adversely affect any right or obligation with respect to any amounts deferred prior to such termination or amendment.

7.	Definitions

As used in this Plan, the following terms shall have the following meanings:

a.	Account means amounts invested at the Participant’s election in either or both the notional cash account or the DSU account.

b.	Board of Directors means the Board of Directions for Teradyne, Inc.

c.	Participants means any Non-employee Director who makes an annual election to defer receipt of his or her retainer and any and all other applicable compensation and fees otherwise payable to him or her with respect to his or her position as a Non-employee Director.

d.	Plans means the Teradyne, Inc. Deferral Plan for Non-employee Directors as specified herein and amended from time to time.

e.	Plan Year means the calendar year. The first plan year is effective January 1, 2001.

f.	Fair market value of the common stock of the Company on any date shall be the opening price for such date as officially quoted by the New York Stock Exchange. If the common stock should not then be listed or admitted to trading on the New York Stock Exchange, the opening price shall be the opening price for such date as officially quoted by the Exchange on which such stock is listed. However, if the Company’s common stock is not publicly traded, fair market value shall be deemed to be the fair value of the common stock as determined by the Directors (excluding any Non-employee Directors participating herein) after taking into consideration all factors which they deem appropriate, including, without limitation, recent sale and offer prices of the common stock in private transactions negotiated at arm’s length, revenues and pre-tax earnings of the Company for the most recent twelve month period, projected revenues and pre-tax earnings of the Company for the next twelve-month period, discounted positive cash flow of the Company, price/earnings multiples of comparable publicly-traded companies (adjusted for any illiquidity associated with the Company’s stock), appropriate discounts for illiquidity and appropriate consideration of the senior rights, preferences and privileges of other classes of preferred stock outstanding, and other pertinent factors determined by such Directors.

8.	Dilutions and other Adjustments

In the event of any change in the outstanding shares of the common stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then if the Company shall determine, in its sole discretion, that such change equitably requires an adjustment in the number or kind of shares then held in a Participant’s DSU account, then such adjustments shall be made by the Company and shall be conclusive and binding for all purposes of the Plan.

9.	Miscellaneous Provisions

A Participant’s right and interest under the Plan may not be assigned or transferred. In the case of a Participant’s death, payments of the Participant’s Account due under this Plan shall be made to his designated beneficiary, or in the absence of such designation, to his estate.

Any amounts deferred under this Plan shall remain the assets of the Company until paid in accordance with the provisions of this Plan, and in the event of the Company’s insolvency, will be subject to the claims of the Company’s general creditors. In the event of the Company’s insolvency, a Participant shall be a general creditor of the Company with respect to his or her claim for benefits hereunder.

10.	This Plan is established in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Company has caused this Plan to be signed in its name by its duly authorized officer and impressed with its corporate seal.

By: /s/ George W. Chamillard

Title: Chairman and Chief Executive Officer